Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	April 1, 2019 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ENTERS NEW

$550 MILLION CREDIT AGREEMENT

SAN JOSE, Calif.  — California Water Service Group (Group) (NYSE: CWT) today announced that it has entered into unsecured revolving credit facilities for the Group and its subsidiaries totaling $550 million for a term of five years. Of the total, $400 million is available to California Water Service (Cal Water), a wholly owned subsidiary of Group, and $150 million is available to Group and the subsidiaries other than Cal Water. Additionally, the credit facilities available to Cal Water may be expanded by up to an incremental $150 million under the Cal Water facility and $50 million under the Group facility, subject to certain conditions. The proceeds from the credit facilities may be used for working capital purposes, including short-term financing of capital projects.  The credit facilities replace the prior Group and Cal Water unsecured revolving credit facilities.

Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as sole lead arranger and sole bookrunner, with CoBank and US Bank as syndication agents and Wells Fargo Bank and Bank of China as co-documentation agents.   Bank of America, N.A. is the administrative agent.

“I was extremely pleased with the commitment shown to California Water Service Group from the banks in our syndication,” said Martin A. Kropelnicki, President and Chief Executive Officer. “Given our strong credit rating from Standard & Poor’s and with the strength of our balance sheet, we believed the time was right to replace the existing credit agreement with a new agreement that would extend our terms for an additional five years.”

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services, LLC. Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief and other actions; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality requirements; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth index; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the adequacy of our efforts to mitigate physical and cyber security risks and threats; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt or pay dividends; general economic conditions, including changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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